UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 27, 2012

(Date of earliest event reported)

VISTA GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada

(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 SHAFFER PARKWAY, SUITE 5, LITTLETON, COLORADO 80127

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD

On June 27, 2012, the Registrant issued a press release announcing that, subject to regulatory approval, it intends to undertake a private placement financing to raise gross proceeds of up to US$15.0 million from the sale of up to 5,000,000 units (the “Units”) at an offering price of US$3.00 per Unit (the “Offering”).  Each Unit will be comprised of one common share in the capital of the Company (a “Common Share”) and one-half of one Common Share purchase warrant (each full warrant, a “Warrant”).  Each Warrant will entitle the holder to purchase one Common Share at a price of US$3.60 per share and will be exercisable for a period of 24 months from the closing date of the Offering.

In connection with the Offering, the Registrant has agreed to pay finders’ fees in respect of subscriptions for up to 3,333,334 Units.  Each finder will receive: (i) a cash commission of 5% of the gross proceeds raised from the Units purchased by investors introduced to the Company by that finder; and (ii) warrants (the “Compensation Warrants”) equal to 5% of the Units purchased by investors introduced to the Company by that finder.  Each Compensation Warrant will entitle the holder to purchase one Common Share at a price of US$3.18 and shall be exercisable for a period of 24 months from the date of the closing of the Offering.

A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

99.1         Press Release dated June 27, 2012*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP.
(Registrant)

Dated: June 28, 2012	By:	/s/John F. Engele
John F. Engele
Chief Financial Officer